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                                                                      EXHIBIT 18

               FORM OF ACKNOWLEDGMENT/CONSENT TO WAIVER OF RIGHTS
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     The undersigned (the "Optionee") is a member of the Board of Directors of
AST Research, Inc., a Delaware corporation (the "Company"), and a holder of outstanding stock options under the Company's 1991 Stock Option Plan for Non-Employee Directors (the "1991 Plan")and/or the Corporation's 1994 One-Time Grant Stock Option Plan for Non-Employee Directors (the "1994 Plan," and, together with the 1991 Plan, the "Plans").

     Pursuant to resolution of the Board dated February 27, 1995, (the "Resolution"), Section 10 of each of the Plans has been amended to provide that the provisions thereof will not apply with respect to any Offer (as defined in such Section 10) that may occur in connection with (i) the transactions contemplated by that certain Stock Purchase Agreement, Dated As Of February 27, 1995, By And Between the Company and Samsung Electronics Company, Ltd. ("Samsung"), as the same may be amended pursuant to the terms thereof (the "Stock Purchase Agreement") or (ii) subject to the proviso to this sentence, the acquisition of Beneficial Ownership of Voting Stock by Samsung and/or its Affiliates in transactions permitted by the Stockholder Agreement; provided,
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that the provisions of each such Section 10 will apply in the event Samsung and/or its Affiliates should at any time and by whatever means acquire, in the aggregate, Beneficial Ownership of more than 49.9% of the Voting Stock of the Company, and the transaction(s) whereby any such acquisition of Beneficial Ownership of more than 49.9% of the Voting Stock of the Company occurs will constitute an Offer for purposes of such Section 10. Capitalized terms used without definition herein shall have the meanings provided in the Stock Purchase Agreement.

     The undersigned hereby voluntarily and irrevocably waives, with full knowledge of the effects thereof, any rights he may otherwise have had under
Section 10 of either Plan (and the related provisions of any option agreement issued with respect to stock options granted under either Plan (each such option agreement an "Option Agreement")) with respect to any Offer that may occur in connection with (i) the transactions contemplated by the Stock Purchase Agreement or (ii) subject to the proviso

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to this sentence, the acquisition of Beneficial Ownership of Voting Stock by
Samsung and/or its Affiliates in transactions permitted by the Stockholder Agreement, and consents to and acknowledges the effect of the Resolution as set forth above; provided, that this Acknowledgment/Consent to Waiver of Rights
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shall not apply and shall be of no force and effect, and the undersigned expressly reserves all rights under each Plan and Option Agreement, in the event Samsung and/or its Affiliates should at any time and by whatever means acquire, in the aggregate, Beneficial Ownership of more than 49.9% of the Voting Stock of the Company, and it is expressly understood that the transaction(s) whereby any such acquisition of Beneficial Ownership of more than 49.9% of the Voting Stock of the Company occurs shall constitute an Offer for purposes of Section 10 of each of the Plans.

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     IN WITNESS WHEREOF, the Optionee has executed this Acknowledgment/Consent to Waiver of Rights as of the 27th day of February, 1995.



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                                              [                      ]
                                              Optionee

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